Exhibit 10.1

October 25, 2026

Jeroen Delsman

410 12th Street

Huntington Beach, CA, 92649

Dear Jeroen:

It is a pleasure to extend you an offer of employment at Axcelis Technologies, Inc. (“Axcelis” or the “Company”) for the position of Executive Vice President and Chief Financial Officer, reporting to Russell J. Low, Ph.D., Chief Executive Officer and President. Subject to approval of Axcelis’ board of directors (the “Board”), this position will be an executive officer of Axcelis under U.S. securities laws. Your starting annual base salary will be $500,000.

In addition, you will be a participant in the Axcelis Team Incentive (“ATI”) plan starting in 2027, with a target equal to 75% of the base pay you receive in 2027. We expect the 2027 ATI plan to be approved by the Board (or a committee thereof) in February 2027. Accordingly, your target cash under the 2027 ATI plan is expected to be $375,000, assuming continued employment for the plan’s duration.

You will also receive a sign-on cash bonus of $352,000, payable upon the commencement of your employment with Axcelis. This cash bonus must be repaid in the event you voluntarily separate or are terminated for cause within one year following the commencement of your employment.

In addition, you will receive a sign-on equity grant having a value of $1,200,000, in the form of restricted stock units (“RSUs”). The number of RSUs will be calculated based on a 30-day average closing price ending three business days prior to the grant date. Your equity award will be granted on the first equity grant date following your commencement of employment at Axcelis. Axcelis has an equity grant date on the 15th day of each month or, if such date is not a trading day, the first trading day after the 15th of each month. Your sign-on equity award will vest as to 33.33% on the six-month anniversary of the date of grant, 33.33% on the second anniversary of the date of grant, and 33.34% on the third anniversary of the date of grant. Subject to Board approval, you will also receive annual equity grants upon the terms and conditions to which such annual equity awards are subject, assuming continued employment. We expect that the value of these annual awards will be at least $1,200,000.

You are expected to receive a performance-based special equity grant having a value of $1,200,000 related to Axcelis’ pending merger with Veeco Instruments Inc., subject to approval of the board of directors of the combined company following the closing of the merger.

In addition, the Company will provide you with a one-time relocation bonus of $80,000 to support housing, travel, lodging, and related expenses during the first year of your employment. This relocation bonus must be repaid in the event you voluntarily separate or are terminated for cause within one year following the commencement of your employment.

We will have our Board elect you as an executive officer of Axcelis, effective upon your commencement of employment.

Following your election by our Board as an executive officer of Axcelis and your commencement of employment, you will have the benefit of an indemnification agreement, a change in control severance agreement, and an executive officer separation pay agreement, in the forms approved by the Board; such change in control severance agreement will provide for a lump sum severance cash payment equal to 1.5 times the sum of (a) the Base Salary, and (b) the target annual bonus opportunity communicated to you under the Company’s annual incentive plan for the fiscal year in which the Date of Termination occurs, upon the terms and subject to the conditions contained therein (capitalized terms have the meanings ascribed to such terms in the change in control severance agreement).

We are pleased to offer you general employee benefits as described in the 2026 Axcelis Benefits brochure that will begin on the first of the month following your date of hire. Please be aware that all eligible newly hired employees are automatically enrolled into the Axcelis Long Term Investment 401(k) plan at a deferral rate of 6% of eligible compensation. Contributions will be defaulted into the Vanguard Target Retirement Target Date Fund that most closely matches the new hire’s year of birth unless the new hire makes an affirmative election. This automatic enrollment will be effective 30 days from the date on the notice that you will receive from Empower, our 401(k) record keeper. If you do not want to be automatically enrolled at a deferral rate of 6%, and wish to make a different election, you must do so before the effective date. Any active choices will be applied immediately. In 2026, Axcelis will match employee contributions at a rate of 50%, up to the first 6% of eligible compensation contributed to the plan. Once you receive your enrollment package from Empower, you can change your deferral election or decide to not participate in the Plan by either logging on to the Empower Retirement website, empowermyretirement.com, or by calling Empower at 888-846-4015.

This offer of employment is extended contingent upon the following criteria being met:

•	Proof of identity and eligibility for employment in the United States, as described in the Immigration Reform and Control Act of 1986, submitted within the first three days of employment. A list of acceptable documents will be provided.

•	Successful completion of a drug screen within 72 hours of notification from admin@aurico.com. Further details will be provided.

•	Successful completion of a background investigation.

•	If you have prior military experience, please include a copy of your Certificate of Release or Discharge from Active Duty (DD Form 214) with your signed offer letter.

•	The ability to satisfy a U.S. Export Control review where required.

The Board has considered two potential conflicts of interest, one with respect to your personal investment in a silicon carbide device company and the other with respect to your provision of consulting services to companies other than the silicon carbide device company. The Board has determined, and you hereby acknowledge and agree, that upon your acceptance of this offer: (i) you will cease any activity with respect to such silicon carbide device company effective as of the date hereof, transfer your interest in such company to a blind trust no later than 30-60 days after commencement of employment (with instructions to divest such interest at the earliest opportunity), and provide evidence to the Company of such transfer and instructions, and (ii) you will wind down your provision of consulting services no later than 10 days following the date hereof and, on and following the date hereof, not engage in any other consulting services for so long as you are employed by or providing services to the Company. You hereby represent and acknowledge that you (i) have no other engagements, transactions, or associations that would warrant consideration by the Company and (ii) will not engage in any professional activity while employed by or providing services to the Company that conflicts with the Company’s Business Ethics Policy.

This offer of employment is valid only through October 28, 2026.

Please indicate your acceptance of this employment offer by signing this letter and indicating your choice of start date below. Several days in advance of your start date, you will receive an e-mail from Human Resources containing information on your first day/orientation schedule.

Should you have any questions about this letter or the process of onboarding, please do not hesitate to call Russell or me.

Jeroen, I am excited to have you join our team and our organization. Axcelis is a great company that will provide opportunities for personal challenge and growth. I anticipate that your talent and experience will be a great addition.

Best regards,

/s/ Eileen J. Evans	10/26/2026
Eileen J. Evans
Executive Vice President, HR/Legal, and General Counsel

ACCEPTED:

/s/ Jeroen Delsman	10/25/2026
Signature	Date

Nov. 12, 2026
Anticipated Start Date

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